Exhibit 99.1

 newsrelease

Headquarters Office
13737 Noel Road, Ste. 100
Dallas, TX 75240
tel: 469.893.2000
fax: 469.893.8600
www.tenethealth.com
Contacts:
Media: Steven Campanini (469) 893-6321
Investors: Thomas Rice (469) 893-2522

Tenet Previews Results for Third Quarter Ended September 30, 2006,
Including Effects of Recent IRS Audit Report

DALLAS — Oct. 30, 2006 — Tenet Healthcare Corporation (NYSE: THC) announced today that it expects to report on Nov. 7, 2006, once its results have been finalized, a net loss in the range of $82 million to $92 million, or $0.17 to $0.20 per share for the quarter ended September 30, 2006.  For continuing operations, it expects to report a net loss of $23 million to $33 million, or $0.05 to $0.07 per share.  The quarter’s results were adversely impacted by higher than anticipated bad debt expense and continuing softness in commercial managed care volumes.  Also impacting third quarter results was the receipt of a Revenue Agent’s Report (“RAR”) from the Internal Revenue Service (“IRS”) on October 26, 2006, which resulted in adjustments to our tax liability and deferred tax valuation allowance accounts.  The RAR and other tax liability adjustments are expected to have a net favorable impact on continuing operations of approximately $35 million, or $0.07 per share.  The effect of these tax adjustments on discontinued operations is expected to be an unfavorable adjustment of approximately $36 million, or $0.08 per share.

Compact-adjusted bad debt expense (a non-GAAP term defined in Footnote No. 1 below) in the third quarter of 2006 is expected to be approximately 16.4 percent of the sum of net operating revenues plus Compact discounts.  Compact-adjusted bad debt expense was 14.9 percent in the third quarter of 2005.  On a reported basis, bad debt expense is expected to be approximately 7.4 percent of net operating revenues in the third quarter of 2006 compared to 8.5 percent in the third quarter of 2005.  Uninsured admissions rose to approximately 4.4 percent of total admissions in the quarter.  Uninsured admissions were 3.9 percent of total admissions in the third quarter of 2005.

Admissions for continuing operations declined by approximately 3.3 percent in the third quarter of 2006 compared to the third quarter of 2005.  Commercial managed care admissions declined by approximately 6.3 percent over the same time period.  The company estimates that approximately 30 percent of the decline in total admissions resulted from the continued implementation of its Targeted Growth Initiative and the implementation of the admissions criteria required by the Medicare system’s new “75 Percent Rule” for rehabilitation services.

Tenet expects net inpatient revenue per admission to increase by approximately 2.0 percent in the third quarter of 2006, and net inpatient revenue per patient day to increase by approximately 4.1 percent compared to the third quarter of 2005.  For commercial managed care, net inpatient revenue per admission and per day are expected to increase approximately 3.9 and 5.8 percent, respectively, in the third quarter of 2006 compared to the third quarter of 2005.

Controllable operating expenses per equivalent patient day in the third quarter of 2006 are expected to increase by approximately 3.5 percent compared to the third quarter of 2005.  The company defines controllable operating expenses as consisting of salaries, wages and benefits, supplies, and other operating expenses.

Adjusted EBITDA (a non-GAAP term defined in Footnote No. 2 below) for the third quarter of 2006 is expected to be in the range $105 million to $115 million.  Adjusted EBITDA for the six months ended June 30, 2006, was $426 million.  Accordingly, adjusted EBITDA for the nine months ended September 30, 2006 is expected to be in the range $531 million to $541 million.

As noted above, also impacting third quarter 2006 results was the October 26, 2006, receipt from the IRS of an RAR related to the recently completed IRS audit of Tenet’s tax returns for fiscal years ended May 31, 1998 through the seven-month transition period ended December 31, 2002.  The RAR proposes to assess an aggregate tax deficiency of $207 million plus interest which would amount to $50 million as of September 30, 2006.  Of the $207 million proposed assessment, approximately $125 million, plus interest of $22 million as of September 30, 2006, is attributable to issues which are not in dispute.  The RAR contains disputed issues totaling an aggregate $82 million plus interest of $28 million as of September 30, 2006.  The company anticipates that the undisputed amounts will be reduced to approximately $85 million plus $22 million of interest as of September 30, 2006, after taking into account loss carrybacks from 2004.

In addition to the $35 million, or $0.07 per share, favorable tax adjustment as noted above, the loss from continuing operations for the third quarter of 2006 is expected to include the following four items:

(1)          Litigation and investigation costs of approximately $7 million pre-tax, $4 million after-tax before the impact of the deferred tax valuation allowance, or $0.01 per share;

(2)          Favorable net hurricane insurance recoveries, net of costs, of $4 million pre-tax, $3 million after-tax before the impact of the valuation allowance, or $0.01 per share;

(3)          Unfavorable net adjustments for prior year cost reports and prior year cost report valuation allowances, primarily related to Medicare and Medicaid, of approximately $9 million pre-tax, $6 million after-tax before the impact of the deferred tax valuation allowance, or $0.01 per share; and

(4)          An unfavorable, non-cash adjustment to increase the company’s valuation allowance for deferred tax assets related to continuing operations of $19 million, or $0.04 per share, which amount excludes the valuation allowance adjustment included in the $35 million favorable tax adjustment as noted above.

The company believes its adjusted EBITDA (a non-GAAP term defined in Footnote No. 2 below)

performance for 2006 will remain in the earlier Outlook range of $670 million to $770 million, although its 2006 performance is now unlikely to be at the upper end of the range.  The corresponding earlier disclosed range of income (loss) from continuing operations before income taxes and other items, described in Footnote No. 2, is a loss of $75 million to income of $25 million, for full year 2006.

The company expects to pay the undisputed IRS income tax adjustments of $85 million plus interest related to the recently received RAR before the end of 2006.  This payment was previously anticipated to be made in a future period.

The company will provide further insight into its 2006 Outlook for earnings and cash when its finalized third quarter results are announced on November 7, 2006.  Tenet management will host an 11:00 a.m. (ET) conference call on that day.  The call may be accessed on the internet at the company’s website at www.tenethealth.com.

Tenet Healthcare Corporation, through its subsidiaries, owns and operates acute care hospitals and related health care services.  Tenet’s hospitals aim to provide the best possible care to every patient who comes through their doors, with a clear focus on quality and service.  Tenet can be found on the World Wide Web at www.tenethealth.com.

# # #

Some of the statements in this release may constitute forward-looking statements.  Such statements are based on our current expectations and could be affected by numerous factors and are subject to various risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended Dec. 31, 2005, our quarterly reports on Form 10-Q and periodic reports on Form 8-K.  Do not rely on any forward-looking statement, as we cannot predict or control many of the factors that ultimately may affect our ability to achieve the results estimated.  We make no promise to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.

FOOTNOTES:

(1) Compact-Adjusted Bad Debt Expense

  Compact-adjusted bad debt expense, a non-GAAP term, is defined by the company as the sum of the provision for doubtful accounts (“bad debt”) plus the estimated reduction of bad debt expense as a result of patient discounts provided under Tenet’s Compact with Uninsured Patients (“Compact”) divided by the sum of net operating revenues plus patient discounts provided under the Compact as shown in the table below.

(Dollars in millions)	GAAP Amounts	Compact Adjustments	Non-GAAP Adjusted Amounts	GAAP % of Net Operating Revenues	Non-GAAP % of Adjusted Net Operating Revenues
Three Months Ended September 30, 2006
Net operating revenues	$2,117	$255	$2,372
Provision for doubtful accounts	(157)	(233)	(390)	(7.4)%	(16.4)%

Three Months Ended September 30, 2005
Net operating revenues	$2,150	$180	$2,330
Provision for doubtful accounts	(183)	(165)	(348)	(8.5)%	(14.9)%

 (2) Reconciliation of Adjusted EBITDA

Adjusted EBITDA, a non-GAAP term, is defined by the company as net income (loss) before (1) interest expense, (2) taxes, (3) depreciation, (4) amortization, (5) impairment of long-lived assets and goodwill, and restructuring charges net of insurance recoveries, (6) hurricane insurance recoveries net of costs, (7) costs of litigation and investigations, (8) investment earnings, (9) minority interest, (10) income (loss) from discontinued operations, (11) cumulative effect of  change in accounting principle, net of tax, and (12) net gain (loss) on sale of assets.

The company provides this information as a supplement to GAAP information to assist itself and investors in understanding the impact of various items on our financial statements, some of which are recurring or involve cash payments.  The company uses this information in its analysis of the performance of its business excluding items that it does not consider as relevant in the performance of its hospitals in continuing operations.  Adjusted EBITDA is not a measure of liquidity, but is a measure of operating performance that management uses in its business as an alternative to net income (loss).

Reconciliations of adjusted EBITDA to net income (loss) or income from continuing operations before taxes, the most comparable GAAP terms, are set forth in the following tables for the estimated three-month period ended September 30, 2006, the six-month period ended June 30, 2006, the estimated nine-month period ended September 30, 2006 and the estimated twelve-month outlook for 2006:

	Range for Three		Six Months	Range for Nine
	Months Ended		Ended	Months Ended
(Dollars in millions)	September 30, 2006		June 30, 2006	September 30, 2006

Net income (loss)	$(92)	$(82)	$(328)	$(420)	$(410)
Less: cumulative effect of change in accounting principle, net	—	—	2	2	2
Income (loss) from discontinued operations	(59)	(59)	118	59	59
Loss from continuing operations	(33)	(23)	(448)	(481)	(471)
Income tax benefit (expense)	39	39	248	287	287
Net gain on sales of facilities and long-term investments	—	—	2	2	2
Minority interests	(1)	(1)	(1)	(2)	(2)
Investment earnings	15	15	34	49	49
Interest expense	(104)	(104)	(203)	(307)	(307)
Operating income (loss)	18	28	(528)	(510)	(500)
Costs of litigation and investigations	(7)	(7)	(744)	(751)	(751)
Hurricane insurance recoveries (costs), net	4	4	10	14	14
Impairment of long-lived assets and goodwill and restructuring charges, net of insurance recoveries	(1)	(1)	(56)	(57)	(57)
Amortization	(6)	(6)	(12)	(18)	(18)
Depreciation	(77)	(77)	(152)	(229)	(229)
Adjusted EBITDA	$105	$115	$426	$531	$541

(Dollars in millions)	Range for Full Year 2006 Outlook
Income (loss) from continuing operations before income taxes (A)	$(75)	$25
Interest expense (B)	(385)	(385)
Depreciation and amortization	(360)	(360)
Adjusted EBITDA	$670	$770

(A)      Excludes any impact of charges related to litigation or investigations, impairment, restructuring or special charges, the results of discontinued operations, and hurricane costs and related recoveries from insurance carriers.  These items for the full year, and therefore anticipated net loss for the full year, cannot be determined at this time and may significantly impact the company’s results.

(B)        Interest expense is net of investment earnings and minority interest.